EXHIBIT 5.6

DEGOLYER AND MACNAUGHTON

5OO1 SPRING VALLEY ROAD

SUITE 8OO EAST

DALLAS, TEXAS 75244

March 11, 2008

EnCana Corporation

855-2nd Street, SW, Suite 1800

Calgary, Alberta, T2P 2S5

Re:	Registration Statement on Form F-9 (United States Securities and Exchange Commission)

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and our report entitled "Appraisal Report as of December 31, 2007 on Certain Properties owned by EnCana Oil & Gas (USA) Inc. SEC Case" (our Report) and the inclusion and incorporation by reference of information derived from our Report evaluating a portion of EnCana Corporation's petroleum and natural gas reserves as of December 31, 2007, in the EnCana Corporation registration statement on Form F-9 (file number 333-149370).

Very truly yours,

/s/ DeGolyer and MacNaughton________

DeGOLYER and MacNAUGHTON